Exhibit 99.6
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined balance sheet as of December 31, 2006 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 are based upon the historical financial statement of the Aesthetics Business of Laserscope Corporation after giving effect to Iridex’s acquisition of the Aesthetics Business using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements as if such acquisition had occurred as of December 31, 2006 for pro forma balance sheet purposes and as of the first day of fiscal 2006 for pro forma statement of operation purposes.
The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141. Business Combinations. Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the acquisition, based on their estimated fair values. Management has made an allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various estimates. The allocation of the purchase price is subject to further refinement pending finalization of these estimates. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.
The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and do not include the realization of cost savings from operating efficiencies, revenue synergies or other costs expected to result from the acquisition. The unaudited pro forma condensed combined financial statements are therefore not necessarily indicative of the condensed consolidated financial positions or results of operation in future periods that would actually have been realized had Iridex and the Aesthetics Business been a combined company during the specified period.
The pro forma adjustments are based on information available at the time of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with Iridex’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the Combined Statements of Assets sold and Liabilities Transferrred and Combined Statements of Revenues and Operating Expenses of the Aesthetics Business historical financial statements as of and for the year ended December 31, 2006, which are included as Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2006
(In thousands, except per share amounts)

			IRIDEX			Combined
	IRIDEX	Aesthetics	Pro Forma			IRIDEX
	Corporation	Business	Adjustments			Corporation
	HISTORICAL	HISTORICAL	(Note 2)			Pro Forma
ASSETS :
Current assets:
Cash and cash equivalents	$21,051	$—	$(11,234)	(a	)	$9,817
Accounts receivable, net	6,052	6,925	—			12,977
Inventories, net	9,499	9,056	—			18,555
Prepaids and other current assets	1,264	221	—			1,485

Total current assets	$37,866	$16,202	$(11,234)			$42,834

Property and equipment, net	1,087	683	—			1,770
Other long term assets	1,224	—	—			1,224
Intangible assets, net	—	16,447	—			16,447
Goodwill	—	4,538	(4,538)	(f	)	—
	—	—	9,153	(d	)	9,153

Total assets	$40,177	$37,870	$(6,619)			$71,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,830	$—	$—	(i	)	$1,830
Accrued liabilities	2,392	763	9,750			12,905
Accrued compensation	1,517	1,641	—			3,158
Warranty	866	1,745	—			2,611
Deferred revenue	1,415	3,338	—			4,753

Total liabilities	$8,020	$7,487	$9,750			$25,257

Long Term Debt	$—	$—	$12,000	(b	)	$12,000

Stockholders’ Equity
Convertible Preferred Stock, $.01 par value:
Authorized: 2,000,000 shares;	$—	$—	$—			$—
Issued and outstanding: none
Common Stock, $.01 par value:
Authorized: 30,000,000 shares;	—	—	—			—
Issued and outstanding: 7,841,781 shares in 2006 and 7,520,358 shares in 2005	79	—	2	(e	)	81
Additional paid-in capital	29,697	—	2,012	(e	)	31,709
Treasury stock, at cost	(430)	—	—			(430)
Retained earnings- Prior Year	2,811	—	—			2,811

Total Stockholders’ Equity	$32,157	$—	$2,014			$34,171

Total Liabilities and Stockholders’ Equity	$40,177	$7,487	$23,764			$71,428

The accompanying notes are an integral part of these unaudited condensed combined pro forma financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(In thousands, except per share data)
(UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

						Combined
	IRIDEX	AESTHETICS	PRO FORMA			IRIDEX
	CORPORATION	BUSINESS	ADJUSTMENTS			Corporation
	HISTORICAL	HISTORICAL	(NOTE 2)			Pro Forma

Sales	$35,904	$32,316	—			$68,220

Cost of sales	17,099	18,834	1,938	(c	)	37,871

Gross profit	$18,805	$13,482	$(1,938)			$30,349

Operating expenses:
Research and development	5,511	938	—			6,449
Sales, general and administrative	18,059	16,863	1,052	(c	)	36,827
			853	(h	)
Litigation settlement	—	2,177	—			2,177

Total operating expenses	$23,570	$19,978	$1,905			$45,453

Loss from operations	$(4,765)	$(6,496)	$(3,843)			$(15,104)
Interest and other income, net	733	—	(391)	(g	)	342

Loss before income taxes	$(4,032)	$(6,496)	$(4,234)			$(14,762)
Provision for income taxes	(1,721)	—	—			(1,721)

Net loss	$(5,753)	$(6,496)	$(4,234)			$(16,483)

Basic loss per common share	$(0.75)					$(2.07)

Diluted loss per common share	$(0.75)					$(2.07)

Shares used in computing net loss per share basic	7,713		213	(e	)	7,926

Shares used in computing net loss per common share diluted	7,713		213	(e	)	7,926
The accompanying notes are an integral part of these unaudited condensed combined pro forma financial statements

     Note 1. Description of transaction. On January 16, 2007, the Company completed the acquisition of the aesthetics business from American Medical Systems, Inc. (“AMS”) and Laserscope, a wholly owned subsidiary of AMS pursuant to the terms of the Asset Purchase Agreement dated November 30, 2006 between AMS, Laserscope, and Iridex Corporation.
     The following unaudited pro forma condensed combined balance sheet as of December 31, 2006 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 are based upon the historical financial statements of the Aesthetics Business of Laserscope Corporation after giving effect to Iridex’s acquisition of the Aesthetics Business using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements as if such acquisition had occurred as of December 31, 2006 for pro forma balance sheet purposes and as of the first day of fiscal 2006 for pro forma statement of operation purposes.
     Iridex management has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based upon estimates of fair value using information currently available. The fair value allocation will be finalized in 2007. The preliminary estimated purchase price of the acquisition is estimated to be approximately $35 million, which has been determined as follows:

(in thousands)
Cash paid on closing	$26,000
Issuance of common stock	2,014
Cost of raw material and in-process inventory	6,531
Post closing adjustment to purchase price	(2,766)
Acquisition costs	3,219

Total purchase price	$34,998

     Issuance of common stock included 213,435 shares of common stock valued at $9.43 per share.
     Acquisition costs include investment banking, legal and accounting fees, and other external costs directly related to the acquisition.

     Net assets acquired consisted of the following (in thousands):

Accounts receivable, net	$6,925
Inventory, net	9,056
Other current assets	221
Property and equipment	683
Intangible assets	16,447
Goodwill	9,153

Fair value of net assets acquired	$42,485
Less liabilities assumed	(7,487)

Net assets acquired	$34,998

     The components of the Company’s intangible assets are as follows (in thousands):

Intangible assets acquired	Useful Lives	Gross Carrying Value
Gemini Handset – core technology	10 years	$2,995
Gemini – current technology	4 years	5,129
Other Products – current technology	1 year	341
Accessories – current technology	4 years	62
Services – Contractual customer relationships	10 years	5,318
Contractual Distribution Agreement	5 years	1,848
Trade Name	5 years	754

Total Intangible Assets		$16,447

     Goodwill of $9,153 represents the excess of purchase price over the fair value of net tangible and intangible assets acquired. In accordance with SFAS No. 142, goodwill will not be amortized but will instead be tested for impairment annually or more frequently if certain indicators are present.
     In addition, the Asset Purchase Agreement signed with AMS calls for a post-close adjustment mechanism which in effect allows for an adjustment to the final purchase price based upon the parties’ agreement to the final closing balance sheet and several other items. The Company has recorded $2.8 million due from AMS as an adjustment to the purchase price as determined under the terms of the asset purchase agreement and based on a settlement with AMS regarding this post close adjustment dated August 14, 2007.
          Note 2. Pro forma adjustments. The unaudited pro form condensed combined financial statements have been prepared as if the acquisition had occurred as of December 31, 2006 for pro forma balance sheet purposes and as of the first day of fiscal year 2006 for purposes of the statement of operations and reflect the following adjustments:
      (a) To record the cash payment of $14.0 million related to the acquisition less the final purchase price adjustment of $2.8 million agreed in August 2007.
      (b) To record the use of loan proceeds of $12.0 million for the aesthetics business acquisition.
      (c) To record the pro forma incremental amortization of $2.99 million on the fair value of indentifiable intangible assets acquired.

      (d) To record the preliminary value of goodwill of $9.2 million (see Note 1).
      (e) To record the issuance of 213,435 shares of common stock at $9.43 per share per terms of the purchase agreement.
      (f) To remove historical aesthetics business goodwill.
      (g) To record the estimated reduction in interest income in 2006 due to reduced cash balances from the use of $11.2 million for the acquisition.
      (h) To record interest expense calculated using historical prime rates for 2006 on $12.0 million of long term debt used for aesthetics business acquisition.
      (i) To record acquisition costs and liability for raw material and work in process inventory related to the acquisition.
          Note 3. Bank Borrowings. On January 16, 2007, the Company entered into a Business Loan and Security Agreement with Mid-Peninsula Bank, part of Greater Bay Bank N.A. and Exim Bank. The Credit Agreement provides for an asset-based revolving line of credit of up to $6.0 million and a $6.0 million term loan. The Company’s obligations under the Term Loans and the Revolving Loans are secured by a lien on substantially all of the Company’s assets. Interest on the Term Loan and the Revolving Loans is the prime rate as published in the Wall Street Journal, minus 0.5%. These facilities contain certain financial and other covenants.